Exhibit 10.13

T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司)

and

AURORA MOBILE LIMITED

SHARE REDEMPTION AGREEMENT

in respect of

AURORA MOBILE LIMITED

THIS SHARE REDEMPTION AGREEMENT (this “Agreement”) is made on March 15, 2018 by and between:

(1)	Aurora Mobile Limited, an exempted company incorporated, organised and existing under the laws of Cayman Islands (the “Company”); and

(2)	T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司), a limited company organised and existing under the laws of Hong Kong (the “Seller”).

WHEREAS:

The Seller desires to sell to the Company, and the Company desires to redeem from the Seller, 1,738,720 Series C Preferred Shares of the Company held by the Seller (the “Redeemed Shares”) for cancellation pursuant to the terms and conditions of this Agreement.

NOW, it is agreed as follows:

1.	DEFINITIONS

Unless otherwise defined in this Agreement, the following terms shall have the meanings set out below:

“Business Day” means a day other than a Saturday, Sunday or public holiday in Beijing or Hong Kong.

“Completion” means the consummation of the Share Redemption under this Agreement.

“Completion Date” means the date immediately after all of the conditions provided in Section 3.1 hereof have been satisfied or (as the case may be) waived, or such other day as may be agreed by the Parties in writing.

“Encumbrance” means a pledge, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, any other encumbrance or security interest of any kind.

“Parties” means the parties to this Agreement and a “Party” means any of them.

“PRC” means the People’s Republic of China, for purpose of this Agreement, excluding Hong Kong, Macao and Taiwan.

“Redeemed Shares” means 1,738,720 Series C Preferred Shares of the Company with par value US$0.0001 per share held by the Seller together with all rights and benefits attached thereto.

“Share Redemption” means the redemption of the Redeemed Shares by the Company from the Seller under this Agreement.

2.	SHARE REDEMPTION

2.1	Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Company, and the Company agrees to redeem from the Seller the Redeemed Shares for cancellation, free of any Encumbrance, for the consideration (the “Redemption Consideration”) set out as bellow:

Seller	Company	Redeemed Shares	Redemption Consideration (US$)
T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司 )	Aurora Mobile Limited	1,738,720 Series C Preferred Shares	100% of the original issue price of the Redeemed Shares (US$8,000,000), plus an annual simple return of 10% accrued thereon till the actual payment date. As of the date of this Agreement, the original issue price plus such return accrued thereon amounted to US$9,048,889 in total.

Total		1,738,720 Series C Preferred Shares	100% of the original issue price of the Redeemed Shares (US$8,000,000), plus an annual simple return of 10% accrued thereon till the actual payment date. As of the date of this Agreement, the original issue price plus such return accrued thereon amounted to US$9,048,889 in total.

3.	CONDITIONS PRECEDENT

3.1	Completion of the Share Redemption shall be conditional upon satisfaction, or waiver (where appropriate) in writing by the Parties, of the following:

(a)	This Agreement and the Share Redemption have been duly approved and/or ratified by a set of unanimous written resolutions of the board of directors of the Company, in the form and substance acceptable to both the Seller and the Company;

(b)	This Agreement and the Share Redemption have been duly approved and/or ratified by a set of unanimous written resolutions of shareholders of the Company (the “Shareholders’ Resolutions”), in the form and substance acceptable to both the Seller and the Company;

(c)	The shareholders’ agreement of the Company (as amended) and the memorandum and articles of association of the Company (as amended) have been duly amended and restated for purpose of the Share Redemption;

(d)	The observer of the board of the Company designated by the Seller have duly resigned from the board of the Company by executing and delivering to the Company a letter of resignation in the form and substance reasonably acceptable to the Company (the “Resignation Letter”);

(e)	The register of members of the Company have been updated to reflect that the Redeemed Shares have been redeemed and cancelled, subject to and upon the Seller having received the Redemption Consideration by the Company;

(f)	The Seller has tendered the share certificate representing the Redeemed Shares, duly endorsed for redemption (the “Share Certificate”), to the Company; and

(g)	The Company has paid the Redemption Consideration by wire transfer to the bank account designated by the Seller.

3.2	The Parties shall use its best efforts to procure, to the extent relevant to the Party, the satisfaction of the conditions provided in Section 3.1 hereof as soon as practicable.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date remotely via the exchange of documents and signatures or at such other place as may be agreed by the Parties.

4.2	At the Completion, subject to the Seller having received the Redemption Consideration from the Company, the Share Redemption shall be deemed completed, and the Seller shall no longer be considered the owner of the Redeemed Shares purchased for record or any other purposes.

4.3	Escrow

(a)	The Seller shall deliver to an escrow agent engaged by both the Company and the Seller (the “Escrow Agent”) for escrow, as soon as practicable but in no later than three (3) Business Days after the date when the Parties enter into the relevant escrow agreement (the “Escrow Agreement”) with the Escrow Agent, the originals of (i) the signature page of the Seller to the Shareholders’ Resolutions (the “Seller’s SR Signature Page”), (ii) the Share Certificate, and (iii) the Resignation Letter (the documents under Item (i), (ii) and (iii) above collectively referred to as the “Escrow Documents”).

(b)	Within three (3) Business Days after the Company fully pays the Redemption Consideration to the Seller, the Seller shall instruct the Escrow Agent to release all and each of the Escrow Documents to the Company.

(c)	If the Seller fails to instruct the Escrow Agent to release any of the Escrow Documents to the Company within three (3) Business Days after the Company fully pays the Redemption Consideration to the Seller, then unless the Seller has notified the Escrow Agent within such three (3) Business Days that the Seller had not received the Redemption Consideration from the Company, the Seller shall be deemed as having fully received the Redemption Consideration and the Company shall have the right to unilaterally instruct the Escrow Agent to release all and each of the Escrow Documents to the Company.

(d)	The Parties shall procure that the terms and conditions concerning the escrow arrangement under this Section 4.3 be incorporated into the Escrow Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Each Party represents and warrants to the other Party that:

(a)	It is a legal entity duly established and validly existing under the laws of the place of its incorporation;

(b)	It has the right, power and authority to enter into, and to exercise the rights and perform the obligations under, this Agreement; and

(c)	This Agreement will constitute its legal and valid obligations, enforceable against it in accordance with the terms and conditions of this Agreement.

5.2	The Seller further represents and warrants to the Company that the Seller is the legal and beneficial owner of the Redeemed Shares, and that the Redeemed Shares are free of any Encumbrance.

5.3	The Company further represents and warrants to the Seller that the Company, immediately following the date on which the Redemption Consideration is proposed to be made to the Seller, the Company is able to pay its debts as they fall due in the ordinary course of business.

6.	TAX MATTERS

6.1	The Seller shall timely file, or cause to be timely filed, all tax returns, tax reports and/or all the other documentation and information that are due under PRC laws in connection with the transactions hereunder with the competent PRC tax authority(ies) (the “Relevant Tax Returns”), and the Relevant Tax Returns shall be true, accurate and complete in all respects. The Seller shall timely provide the Company with accurate copies of any official assessments of any PRC tax authority with respect to the Relevant Tax Returns, and shall timely pay, or cause to be timely paid, all taxes due and payable with respect to such official assessments (the “PRC Withholding Tax”).

6.2	The Seller agrees that, in the event the Seller fails to perform their obligations under Section 6.1 hereof in a timely manner, the Company shall have the right to take the following actions pursuant to the applicable PRC laws with respect to the transactions contemplated by this Agreement: (A) to file the Relevant Tax Returns, and (B) to pay the PRC Withholding Tax to the competent PRC tax authority(ies) on behalf of the Seller. In the event the Company pays the PRC Withholding Tax on behalf of the Seller according to the foregoing provisions under this Section 6.2, the Company’s obligation (if any) to pay the PRC Withholding Tax pursuant to the applicable PRC laws shall be satisfied as between the Company and the Seller, and such amounts of taxes paid to the relevant PRC tax authority(ies) shall be treated for all purposes of this Agreement as having been paid to the Seller. The Seller shall indemnify and hold harmless the Company against any loss incurred in relation to (i) the performance by the Company on behalf of the Seller or non-performance by the Seller of the filing of the Relevant Tax Returns, and/or (ii) any payment (including excessive payments or insufficient payments) by the Company on behalf of the Seller or non-payment by the Seller of the PRC Withholding Tax or any portion thereof.

7.	WAIVERS

Immediately upon the Completion, the Seller irrevocably and unconditionally waives all rights and claims against the Company, or any director, officer, agent, employee, affiliated entity, related entity, attorney, representative, successors in interest or direct or indirect shareholder or subsidiary of the Company (other than any right or claim arising under this Agreement) with respect to its acquisition and/or ownership of any share of the Company, whether such rights and/or claims arise under (i) applicable laws (to the utmost extent permitted by applicable laws), (ii) the Series C Preferred Share Purchase Agreement dated October 31, 2016 by and among the Seller, the Company and certain other parties, (iii) the Management Rights Letter dated October 31, 2016 issued by the Company to the Seller, (iv) any other contract, agreement or instrument (including without limitation the shareholders’ agreement of the Company (as amended) or any other transaction document in connection with the issuance and sale of the Redeemed Shares to the Seller), or (v) the memorandum and articles of association or any other organizational document of the Company (as amended) or otherwise.

8.	LIABILITY FOR BREACH

If any Party breaches any provision of this Agreement, the breaching Party shall compensate the other Party for all losses suffered by the other Party as a result of such breach.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

9.2	Arbitration

(a)	Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(b)	The arbitration shall be conducted in Hong Kong by Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(c)	Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(d)	The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

(e)	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)	The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Regardless of anything else contained herein, either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

10.	NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or email, to the respective Parties at the addresses specified below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10).

If to the Company:

Address:

Attn:

Fax:

Tel:

Email:

If to the Seller:

Address:

Attn:

Fax:

Tel:

Email:

11.	EFFECTIVENESS AND COUNTERPARTS

This Agreement shall become effective upon execution of the Parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has duly signed this Agreement on the date first written above.

T.C.L. INDUSTRIES HOLDINGS (H.K.) LTD (T.C.L.實業控股(香港)有限公司)

By:	/s/ Liao Qian
Name: Liao Qian
Title: Authorized Signatory

Signature Page to Share Redemption Agreement in respect of Aurora Mobile Limited

IN WITNESS WHEREOF, each of the Parties has duly signed this Agreement on the date first written above.

AURORA MOBILE LIMITED

By:	/s/ Luo Weidong
Name:	Luo Weidong
Title:	Director

Signature Page to Share Redemption Agreement in respect of Aurora Mobile Limited